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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    Filed by a party other than the Registrant / /

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         14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                  SKYLINE FUNDS
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                (Name of Registrant as Specified In Its Charter)

                                       N/A
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January 10, 2000

                           PROXY STATEMENT/PROSPECTUS

Today we mailed a Proxy Statement/Prospectus to all Small Cap Value Plus and Small Cap Contrarian shareholders of record as of December 23, 1999. The Skyline Funds' Board of Trustees is asking that shareholders approve a proposal to merge Small Cap Value Plus and Small Cap Contrarian into Special Equities Portfolio. We are sending you the enclosed copy of the Proxy Statement/Prospectus in case you have any questions about the proposed merger.

AS WE MENTIONED IN OUR LETTER DATED NOVEMBER 24, 1999, we believe that our shareholders will benefit from the concentration of Skyline's resources into a single investment strategy. The key advantage is that all the firm's investment talent will be brought to bear on a single product. This consolidation will further strengthen the depth and breadth of our equity analysis and our decision-making. Also, fewer stocks will be owned throughout the firm, thus allowing for increased analysis on each holding.

Why do this now? The competition in investment management, including small cap, continues to increase. Pooling our firm's resources instead of sharing them across services will help us better meet the challenges of a highly competitive investment environment.

Will the investment process of Special Equities Portfolio change?  No.

Bill Dutton, the portfolio manager, will continue his active involvement in the research process. Skyline's analysts have always been active contributors in the decision-making process. All stock purchases have required a review by the entire investment staff. The investment staff's critique of new ideas will continue as a required element of the firm's decision-making procedures.

We are confident about the benefits this merger will bring. I am happy to discuss any questions you may have, please call me at 888-759-3863.

Sincerely,

Michele M. Brennan
Vice President
Director of Fund Marketing

January 10, 2000

                           PROXY STATEMENT/PROSPECTUS

Today we mailed a Proxy Statement/Prospectus to all Small Cap Value Plus and Small Cap Contrarian shareholders of record as of December 23, 1999. The Skyline Funds' Board of Trustees is asking that shareholders approve a proposal to merge Small Cap Value Plus and Small Cap Contrarian into Special Equities Portfolio. We are sending you the enclosed copy of the Proxy Statement/Prospectus in case your clients have any questions about the proposed merger.

AS WE MENTIONED IN OUR LETTER DATED NOVEMBER 24, 1999, we believe that our shareholders will benefit from the concentration of Skyline's resources into a single investment strategy. The key advantage is that all the firm's investment talent will be brought to bear on a single product. This consolidation will further strengthen the depth and breadth of our equity analysis and our decision-making. Also, fewer stocks will be owned throughout the firm, thus allowing for increased analysis on each holding.

Why do this now? The competition in investment management, including small cap, continues to increase. Pooling our firm's resources instead of sharing them across services will help us better meet the challenges of a highly competitive investment environment.

What will be the role of the Small Cap Value Plus staff if shareholders approve this merger with Special Equities Portfolio? The Small Cap Value Plus investment professionals will continue evaluating stocks with low P/E ratios and good earnings growth as part of the Special Equities Portfolio management team. Small Cap Value Plus and Special Equities Portfolio have always shared a similar investment strategy and have co-owned many of the same securities. The Small Cap Value Plus staff will recommend selected stocks for purchase and review their recommendations as always with the entire investment team. Ken Kailin will work closely with Bill Dutton, the 13-year-tenured manager of Special Equities Portfolio.

We are confident about the benefits this merger will bring AND ENCOURAGE YOU AND YOUR CLIENTS TO VOTE PROMPTLY. I am happy to discuss any questions you may have, please call me at 888-759-3863.

Sincerely,

Michele M. Brennan
Vice President
Director of Fund Marketing